As filed with the U.S. Securities and Exchange Commission on July 26, 2021	Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NORTHEAST COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	86-3173858
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

325 Hamilton Avenue, White Plains, New York	10601
(Address of Principal Executive Offices)	(Zip Code)

NORTHEAST COMMUNITY BANK

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN

(Full title of the plan)

Kenneth A. Martinek

Chairman and Chief Executive Officer

NorthEast Community Bancorp, Inc.

325 Hamilton Avenue

White Plains, NY 10601

(Name and address of agent for service)

            (267) 540-8500

(Telephone number, including are code, of agent of service)

Copies to:

Christine M. Gattuso , Esq.

Suzanne A. Walker, Esq.

Kilpatrick Townsend & Stockton LLP

Washington, DC 20005

(202) 508-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Common Stock $0.01 par value	1,246,993 (1)	$10.57(2)	$13,180,716(2)	$1,438.02
Participation Interests	(3)	—	—	—
(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the NorthEast Community Bank Employees’ Savings & Profit Sharing Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of NorthEast Community Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. § 230.416(a).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low reported sales price of Common Stock on the Nasdaq Capital Market on July 22, 2021.
(3)	In addition, pursuant to 17 C.F.R. § 230.416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein, based upon the maximum amount that could be issued under the Plan pursuant to 17 C.F.R. § 230.457(h)(5). In accordance with 17 C.F.R. § 230.457(h), where securities are to be offered pursuant to an employee benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with participant elective deferrals. Accordingly, no separate fee is required for the participation interests.

This Registration Statement on Form S-8 (this “Registration Statement”) shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462.

NORTHEAST COMMUNITY BANCORP, INC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information for the NorthEast Community Bank Employees’ Savings & Profit Sharing Plan specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by NorthEast Community Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)       The Prospectus that was filed with the SEC by the Registrant (File No. 333-253982) pursuant to Rule 424(b)(3) on May 24, 2021.

(b)       The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on June 28, 2021 (File No. 333-253982).

(c)       The description of the Registrant’s common stock contained in the Registrant’s Form 8-A12B (File No. 001-40589), as filed with the SEC on July 8, 2021.

(d)       The Registrant’s Current Reports on Form 8-K (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K), as filed with the SEC on May 20, 2021 (File No. 333-253982), July 12, 2021, July 13, 2021 and July 22,2021 (File No. 001-40589).

(e)       All documents filed by the Registrant, where applicable, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As set forth in Article IX of the Corporation’s Articles of Incorporation.

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Amendment and Restatement of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article NINTH are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Articles of Incorporation of NorthEast Community Bancorp (1)
4.2	Bylaws of NorthEast Community Bancorp, Inc. (2)
4.3	Specimen Stock Certificate of NorthEast Community Bancorp, Inc.(3)
5.1	The shares of common stock registered hereby to be offered and sold pursuant to the Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.
23.1	Consent of BDO USA LLP
99.1	NorthEast Community Bank Employees’ Savings & Profit Sharing Plan (4)

(1)	Filed as Exhibit 3.1 to the Corporation’s Form S-1 Registration Statement, as amended, initially filed with the SEC on March 8, 2021 (File No. 333-253982).
(2)	Filed as Exhibit 3.2 to the Corporations Form S-1 Registration Statement, as amended, initially filed with the SEC on March 8, 2021 (File No. 333-253982).
(3)	Filed as Exhibit 4.0 to the Corporation’s Form S-1 Registration Statement, as amended, initially filed with the SEC on March 8, 2021 (File No. 333-252982).
(4)	Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The registrant has submitted or will submit the Plan and amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, NorthEast Community Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on July 26, 2021.

NORTHEAST COMMUNITY BANCORP, INC.

By:	/s/ Kenneth A. Martinek
Kenneth A. Martinek
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kenneth A. Martinek	Chairman, and	July 26, 2021
Kenneth A. Martinek	Chief Executive Officer
(principal executive officer)

/s/ Donald S. Hom	Executive Vice President and	July 26, 2021
Donald S. Hom	Chief Financial Officer
(principal financial and accounting officer)

/s/ Diane B. Cavanaugh	Director	July 26, 2021
Diane B. Cavanaugh

/s/ Charles M. Cirillo	Director	July 26, 2021
Charles M. Cirillo

/s/ Jose M. Collazo	President and Chief Operating Officer	July 26, 2021
Jose M. Collazo	and Director

/s/ Eugene M. Magier	Director	July 26, 2021
Eugene M. Magier

/s/ Charles A. Martinek	Director	July 26, 2021
Charles A. Martinek

/s/ John F. McKenzie	Director	July 26, 2021
John F. McKenzie

/s/ Kevin P. O’Malley	Director	July 26, 2021
Kevin P. O’Malley

/s/ Kenneth H. Thomas	Director	July 26, 2021
Kenneth H. Thomas

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the NorthEast Community Bank Employees’ Savings & Profit Sharing Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on July 26, 2021.

NORTHEAST COMMUNITY BANK
EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN

By:	/s/ Cindy Fino
Plan Administrator